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                                                                    EXHIBIT 99.1

Contact:          Bud Ingalls
                  VP-Finance and Chief Financial Officer
                  (678) 728-2115

                  Craig Brown
                  Director, Finance
                  (678) 728-2117

           SEROLOGICALS COMPLETES OFFERING OF 4.75% CONVERTIBLE SENIOR
                        SUBORDINATED DEBENTURES DUE 2033

ATLANTA, GA - AUGUST 20, 2003 - Serologicals Corporation (Nasdaq/NM:SERO) today announced the completion of its offering of $130 million aggregate principal amount of its 4.75% Convertible Senior Subordinated Debentures due 2033 in a private placement pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The debentures issued today include $20 million of debentures pursuant to the exercise in full of an option that Serologicals had granted to the initial purchasers of the debentures. Subject to the satisfaction of certain conditions, the debentures will be convertible into shares of Serologicals common stock at an initial rate of 67.6133 shares of common stock per $1,000 principal amount of debentures (or a conversion price of approximately $14.79 per share of common stock). The conversion rate is subject to adjustment.

The debentures have been offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. The debentures have not been registered under the Securities Act or any state securities laws. Unless so registered, the debentures may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

ABOUT SEROLOGICALS

Serologicals Corporation, headquartered in Atlanta, Georgia, is a global provider of biological products and enabling technologies, which are essential for the research, development and manufacturing of biologically based life science products. The Company's products and technologies are used in a wide variety of innovative applications within the areas of oncology, hematology, immunology, cardiology and infectious diseases, as well as in the study of molecular biology. Serologicals has more than 900 employees worldwide, and its shares are traded on the NASDAQ national stock market under the symbol "SERO".

     Serologicals is a registered trademark of Serologicals Royalty Company.

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